                                                                   EXHIBIT 10.34

                        CONFIDENTIAL TREATMENT REQUESTED
                    Confidential Portions Of This Agreement
                      Which Have Been Redacted Are Marked
                 With Brackets ("[***]"). The Omitted Material
                 Has Been Filed Separately With The Securities
                            And Exchange Commission.

                            DISTRIBUTORSHIP AGREEMENT

This Agreement is entered into and effective as of December 12, 2001 by and between Bayer AG, having its principal place of business at D-51368 Leverkusen, Federal Republic of Germany (hereinafter: "BAYER").

And

First Horizon Pharmaceutical Corporation having its principal place of business at 660 Hembree Parkway, Suite 106, Roswell, GA 30076, USA (hereinafter: "FIRST HORIZON).

WHEREAS, BAYER and Zeneca Limited, UK had concluded on a Distributorship
         Agreement on different strengths of a drug containing the active ingredient Nisoldipine (INN) marketed under BAYER`s trademark Sular(R) in the United States of America;

WHEREAS, AstraZeneca Limited, UK, the legal successor of Zeneca Limited - hereinafter referred to as AZ - has decided, and - subject to certain conditions - BAYER has agreed thereto, to divest its business concerning the PRODUCTS to FIRST HORIZON; and

WHEREAS, the cooperation of the parties under this Distributorship Agreement
         ("AGREEMENT") is established with the intent of governing the exclusive marketing, distribution, use and sales of Nisoldipine (INN) coat-core tablets in the United States of America by FIRST HORIZON.

Now, therefore, the parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

Whenever used in this AGREEMENT the following words, when written in capitals, shall have the following meaning:

         1.1 ACT shall mean the Federal Food Drug and Cosmetics Act of the United States of America, United States Code Title 21, Chapter I, as amended.

         1.2 AE(s) (adverse event) shall mean any untoward medical occurrence in a patient or clinical investigation subject to whom a pharmaceutical product has been administered and which does not necessarily have to have a causal relationship with this treatment. AE can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporarily associated with the use of a medicinal product, whether or not considered related to the medicinal product. [ICH; Guideline on Clinical Safety Data Management: Definitions and Standards for Expedited Reporting March1 , 1995; Federal Register Vol. 60, No. 40, p. 11285;
CPMP: Note for Guidance - "Clinical Safety Data Management) - Definitions and Standards for Expedited Reporting 111/3375/93 - Final.]

         1.3 AFFILIATE shall mean any business entity which directly or indirectly controls, is controlled by, or is under common control with either PARTY to this Agreement. A business entity shall be deemed to "control" another business if it owns, directly or indirectly, in excess of fifty percent of the outstanding voting securities or capital stock of such business entity or other comparable equity or owner ship interest.

         1.4 APPOINTMENT means BAYER'S appointment of FIRST HORIZON set forth in Section 2.1.

         1.5 cGMP means United States of America current Good Manufacturing Practices as established from time to time by the FDA.

         1.6 COMMERCIAL INFORMATION shall mean information relating to sales forecasts, PRODUCTS orders, actual NET SALES, NET SALES payments (as defined in Article 10.6, below), sample usage and similar information relating to sales and marketing of FINISHED PRODUCTS as may be exchanged pursuant to this AGREEMENT.

         1.7 COMMERCIALLY REASONABLE EFFORTS shall mean efforts and resources normally used by a Party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

         1.8      DATE OF AGREEMENT shall mean the date first written above.

         1.9 EFFECTIVE DATE means the date upon which the following conditions have been satisfied: (i) First Horizon (or an AFFILIATE thereof) consummates its acquisition of the assets of AZ relating to the PRODUCT and (ii) the respective GOVERNMENTAL AUTHORITIES of the TERRITORY, including the Federal Trade Commission and the FDA, have approved, to the extent required, the transactions contemplated hereby. The PARTIES agree to provide copies of these approvals to each other prior to the EFFECTIVE DATE and to inform AZ accordingly.

         1.10 EURO shall mean the Euro, the official currency of the European Union.

         1.11     FDA means the United States Food & Drug Administration.

         1.12 FINISHED PRODUCTS shall mean the finished pharmaceutical preparations for human use in cardiovascular indications containing ready for sale PRODUCTS, as hereinafter defined and including samples thereof.

         1.13 GOVERNMENTAL AUTHORITY shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body,
(ii) any international or multilateral body, (iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral, or multinational judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.

         1.14     INN shall mean International Non-Proprietary Name.

         1.15 LAWS shall mean (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international; (ii) all judgments, orders,


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writs, injunctions, decisions, rulings, decrees, and awards of any GOVERNMENTAL
AUTHORITY; and (iii) all policies, practices and guidelines of any GOVERNMENTAL AUTHORITY; in each case binding on or affecting the PARTY referred to in the context in which such word is used; and LAW shall mean any one of them.


         1.16 NDA shall mean the New Drug Application filed with the FDA for FINISHED PRODUCTS, as defined in the ACT and the REGULATIONS.

         1.17 NET SALES shall mean the gross sales of the FINISHED PRODUCTS in the TERRITORY by FIRST HORIZON, to unrelated third parties, including but not limited to, pharmaceutical wholesalers, pharmacies, hospitals, hospital GPOs, Health Maintenance Organizations, Preferred Provider Organization, Individual Practice Associations, Pharmacy Services Administrative Organizations, Pharmacy Benefit Companies, or dispensing physicians, less, as properly evidenced, any of the following charges or expenses that are incurred in connection with the sales of FINISHED PRODUCTS:

                  (I) any statutory or contractual liability for rebates to be paid to any governmental entity including, but not limited to, rebates to be paid pursuant to the Medicaid Rebate legislation and state and local government rebate programs;

                  (II) cash discounts made at the rate in effect at the time of sale;

                  (III) any adjustments accrued for: allowances or credits for returned FINISHED PRODUCTS, free FINISHED PRODUCTS, damaged FINISHED PRODUCTS, commercial rebates, or trade discounts, whether or not such commercial rebates, or trade discounts are paid directly to the customer and any adjustment granted for any brokerage fees paid;

                  (IV) the sum of two percent (2%) of gross sales to reflect the cost of handling, distribution including freight, and insurance;

                  (V) any sales, use, excise or similar taxes or duties included in the gross sales price involved.

         1.18     PARTY (PARTIES) shall mean BAYER and/or FIRST HORIZON

         1.19 PATENTS means those patents and patent applications covering PRODUCTS and FINISHED PRODUCTS in the TERRITORY including, but not limited to, those listed in Appendix 2, and any and all reissues, reexaminations, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part or divisions of or to any of the aforesaid patents or patent applications.

         1.20 PRODUCTS shall mean the pharmaceutical preparation in bulk tablets containing Nisoldipine (INN) as the sole active ingredient as specified in Appendix 1 hereto.

         1.21 PURCHASED AMOUNT means the amount of PRODUCTS purchased by FIRST HORIZON from BAYER or a third party appointed by or affiliated with BAYER.


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

         1.22 REGULATIONS shall mean regulations and guidelines adopted or promulgated pursuant to the ACT.

         1.23 QUALITY AGREEMENT shall mean the Quality Assurance Agreement to be entered into between BAYER and FIRST HORIZON prior to the EFFECTIVE DATE and made an integral part of this AGREEMENT.

         1.24 SERIOUS ADVERSE EVENT (SAE) shall mean any adverse drug experience occurring at any dose that results in any of the following outcomes:
Death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse drug experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse [21 CFR Parts 20, 310, 312, 314, and 600-Expedited Safety Reporting Requirements for Human Drug and Biological Products; Federal Register Vol. 62, No. 194, pp. 52237-52253; Tuesday, October 7, 1997.]

         1.25 SPECIFICATIONS shall mean the specifications for PRODUCTS attached hereto as Exhibit 1.

         1.26 TECHNICAL INFORMATION means proprietary materials, documents, data and other scientific, medical and technical information, including all pre-clinical and clinical testing and studies, including, but not limited to, all data or information, whether or not published, regarding procedures, tests, dosage, criteria for patient selection and safety and efficacy and other study protocols, validation reports now owned or hereinafter acquired by BAYER, or which BAYER does not own, but is entitled to transfer, or thereafter acquired with the right to transfer by either PARTY and related to Nisoldipine, PRODUCTS and FINISHED PRODUCTS to the extent relevant for the execution and performance of the AGREEMENT. TECHNICAL INFORMATION shall comprise, but shall not be limited to documentation and data required for the quality control of FINISHED PRODUCT, as contemplated in the QUALITY AGREEMENT and the NDA including SPECIFICATIONS and Packaging Information for FINISHED PRODUCTS. TECHNICAL INFORMATION shall not include pricing, marketing or promotional information developed by FIRST HORIZON except as may be required pursuant to Article 10.

         1.27 TERRITORY shall mean the United States of America and its territories and possessions, including Puerto Rico.

         1.28 $US means United States Dollars, the official currency of the United States of America.

                                   ARTICLE 2
                                   APPOINTMENT

         2.1 BAYER hereby appoints FIRST HORIZON exclusively to have PRODUCTS packaged and to sell and distribute FINISHED PRODUCTS in the TERRITORY under the provisions, terms and conditions


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stipulated in this AGREEMENT and with the reservations made hereinafter. FIRST
HORIZON accepts the appointment and undertakes to safeguard BAYER's interests in every reasonable respect and, in particular, to use COMMERCIALLY REASONABLE EFFORTS to promote the sale of FINISHED PRODUCTS in the TERRITORY. BAYER during the term of this AGREEMENT shall not directly or indirectly sell or cause any third party to sell FINISHED PRODUCTS or PRODUCTS in the TERRITORY.

         FIRST HORIZON undertakes to promote the FINISHED PRODUCTS with COMMERCIALLY REASONABLE EFFORTS in a priority consistent with FIRST HORIZON's practice for products coming from FIRST HORIZON'S own research and development.

         2.2 BAYER hereby grants to FIRST HORIZON the exclusive right and license, including the right to grant sublicenses, in the TERRITORY, to use, have used, package, and have packaged, sell, and have sold PRODUCTS and FINISHED PRODUCTS under the PATENTS and the TECHNICAL INFORMATION. In accordance with
Article 2.1 above, FIRST HORIZON shall promote, sell and distribute the FINISHED PRODUCTS in the TERRITORY as a distributor, namely in its own name and on its own account.

         2.3 In consideration for the rights and the APPOINTMENT granted under this Article 2, FIRST HORIZON shall pay to BAYER, within thirty (30) days after EFFECTIVE DATE, the sum of Ten Millions Dollars ($US 10,000,000) (the "Lump Sum Payment").

         2.4 Following the initial transfer of TECHNICAL INFORMATION to FIRST HORIZON from BAYER and/or AZ, the PARTIES shall thereafter during the term of this Agreement mutually exchange available TECHNICAL INFORMATION.

                                   ARTICLE 3
                             SALE OF OTHER PRODUCTS

         3.1 While this Agreement is in effect, the representation and sale of any pharmaceutical product containing Nisoldipine other than PRODUCTS or FINISHED PRODUCTS pursuant to this AGREEMENT may be undertaken by FIRST HORIZON in the TERRITORY only after having obtained BAYER's prior written approval in each individual case, which consent shall not unreasonably be withheld or delayed.

                                   ARTICLE 4
                           NDA/TECHNICAL INFORMATION

         4.1 During the term of this AGREEMENT each PARTY will update the TECHNICAL INFORMATION as soon as such update is available to the respective PARTY. The PARTIES shall discuss the legal consequences of such updates and their impact to the NDA.

         4.2 BAYER and FIRST HORIZON shall in advance communicate with each other in respect of future clinical studies relating solely to the PRODUCT or FINISHED PRODUCT in the TERRITORY. BAYER and FIRST HORIZON shall have the right to comment on such future clinical studies of the other PARTY.


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         4.3      Within thirty (30) days after the DATE OF AGREEMENT the
parties shall each appoint a medical affairs liaison ("the MEDICAL AFFAIRS LIAISON") to communicate with each other regarding information required to be furnished by each party pursuant to this Article 4.

                                   ARTICLE 5
                       REPORTING OF ADVERSE EVENTS/RECALL

         5.1      Adverse Event Reporting

Each PARTY shall ensure that, in the marketing of the PRODUCTS and the FINISHED PRODUCTS all AE's and SAE's are recorded, investigated, summarized and reviewed.

         With regard to information required pursuant to this Article, each PARTY shall report to:

         for BAYER:                   Bayer AG
                                      Pharmaceuticals Business Group
                                      Global Drug Safety (GDS)
                                      Tel.: + 49-202-36-8034
                                      Fax:  + 49-202-36-8228
                                      E-mail:  gds.ae-managementteam@bayer-ag.de

         for FIRST HORIZON:           First Horizon Pharmaceutical Corporation
                                      660 Hembree Parkway, Suite 106
                                      Roswell, GA 30076, USA
                                      Attn:  Director of Regulatory Affairs
                                      Tel.: +1-770-442-9707
                                      Fax: +1-770-442-9594

         In order that each PARTY may be fully informed of the hereinabove referred experiences, each PARTY shall report hereunder to the other PARTY all SAEs and AEs occurred anywhere in the world. Either PARTY may change its information for notice under this Section by written notice to the other PARTY.

         5.1.1    Serious Adverse Events (SAEs)

         BAYER and FIRST HORIZON shall use the CIOMS-I form or Form FDA 3500A as standard for expedited SAE reporting. Each PARTY shall use all reasonable efforts to exchange SAE information by e-mail.

         Clinical Trials

         All SAEs shall be reported within such timeframe as to allow BAYER or FIRST HORIZON sufficient time to evaluate, process and comply with worldwide regulatory requirements; FIRST HORIZON shall report within two (2) calendar days for fatal or life-threatening AE reports (initial and follow-up) and within four
(4) calendar days for all other serious AEs of receipt of the information by FIRST HORIZON or any agent of FIRST HORIZON to BAYER. BAYER will send the assessed report from these events to FIRST HORIZON within day six (6) from clock start for fatal or life-threatening AEs and on day thirteen (13) for all other SAEs for notification to the FDA of the TERRITORY. All other SAEs from in or outside the TERRITORY will be notified by BAYER to FIRST HORIZON for information only.


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         Spontaneous reports

         All SAEs shall be reported within such timeframe as to allow BAYER or FIRST HORIZON sufficient time to evaluate, process and comply with worldwide regulatory requirements; FIRST HORIZON shall report usually within four (4) calendar days for SAE reports (initial and follow-up) of receipt of the information by FIRST HORIZON or any agent of FIRST HORIZON to BAYER. BAYER will send the assessed report to FIRST HORIZON on day thirteen (13) for notification to the National Health Authorities. All other SAEs from in or outside the TERRITORY will be notified by BAYER to FIRST HORIZON for information only.

         5.1.2    Non-Serious Adverse Events

         Clinical Trials

         Non-serious AEs are sent after termination of the clinical trial within the clinical trial report without delay, that is, immediately after completion of the clinical trial report.

         Spontaneous Reports

         Non-serious AEs from spontaneous source are sent as separate line-listing within the respective "Periodic Safety Update Report" (see 5.1.3.).

         5.1.3 Periodic Safety Update Report (PSUR) and Safety Requests from Health Authority

         PSURs

         BAYER and FIRST HORIZON shall use the ICH format as standard for the compilation of PSURs [ICH Topic E 2 C; Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs; Step 4, Consensus Guideline, 6 November 1996; Note for Guidance on Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs (CPMP/ICH/288/95); Date for coming into operation: 18 June 1997]. BAYER and FIRST HORIZON shall provide each other with copies of all PSURs at time of submission. During the preparation of the report, if significant safety issues arise, BAYER and FIRST HORIZON will telephone each other in order to discuss these issues. The agreed reporting intervals for PSURs are periodically according to the legal requirements by BAYER to submit a PSUR in the TERRITORY and to ensure that FIRST HORIZON will be able to fulfill the legal requirements for the NDA renewals in the TERRITORY in a timely manner.

         Safety Requests from Health Authorities

         BAYER and FIRST HORIZON shall immediately provide each other with copies of the Health Authority requests. Proposed answers will be exchanged between PARTIES before submission. The answer will be submitted by the PARTY who initially received the request from the Health Authority.

         5.1.4    Complaints and Regulatory Actions

         Each PARTY shall promptly notify the other PARTY of any complaints received by it in sufficient detail and in sufficient time to allow such PARTY to comply with any and all applicable laws and regulations imposed upon it. Without prejudice of the provisions of Article 4 hereinunder, BAYER shall also advise FIRST HORIZON of any regulatory action (e.g. proposed labeling or other registrational dossier changes, and recalls) which would affect any PRODUCT and/or FINISHED PRODUCT in any country. These procedures may be modified from time to time by written agreement of the PARTIES.


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         5.1.5    FIRST HORIZON and BAYER agree to consult in general no less frequently than annually on the need for changes in the particular appearance in labeling of packaging and containers of FINISHED PRODUCTS or in the FINISHED PRODUCT information supplied to end users, the medical profession or patients.

         In addition to the annual review an emergency review can be implemented at any time at the request of FIRST HORIZON or BAYER. FIRST HORIZON and BAYER agree to negotiate in good faith to their mutual benefit with respect to such changes and FIRST HORIZON shall promptly, in advance, communicate to BAYER the basis for any proposed changes to the local label in the TERRITORY and BAYER shall have the right to comment on any such changes in advance. In addition, BAYER shall be able to propose changes to the local label in the TERRITORY for FIRST HORIZON's consideration.

         5.1.6 BAYER and FIRST HORIZON shall keep each other informed in advance of any scheduled meetings or discussions with regulatory authorities that involve product safety. Each PARTY shall cooperate with the other by providing, promptly upon request, the appropriate statistics concerning FINISHED PRODUCT use so as to permit calculations of increased frequency of AEs as required by actual regulations and laws.

         5.1.7 Articles 5.1.1 through 5.1.7 may be modified through written agreement of the PARTIES to this AGREEMENT as necessary to assure that both PARTIES are able to comply with worldwide regulations. Safety information involving other formulations of Nisoldipine marketed by BAYER or agents of BAYER anywhere in the world, e.g., immediate release shall be provided by BAYER if required by the ACT and REGULATIONS (e.g. 21 CFR, part 312 and 314.80).

         5.2      Product Recall

         5.2.1 In the event that either PARTY decides for a medical reason at its free discretion or the FDA requires a recall, or takes any other action, in connection with FINISHED PRODUCTS promoted by FIRST HORIZON, FIRST HORIZON shall effect such recall. However, if a recall of FINISHED PRODUCTS is to be effected upon the discretion of either PARTY, the PARTY desiring to initiate the recall shall thoroughly consult with the other PARTY prior to the recall, to the extent reasonably possible under the circumstances.

         5.2.2 In the event that any FINISHED PRODUCTS are recalled as a result of an event that is attributable to an act or omission of BAYER, BAYER shall bear all costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying end users and costs associated with shipment of any recalled FINISHED PRODUCTS from end users and destruction of such FINISHED PRODUCTS.

         5.2.3 In the event that any FINISHED PRODUCTS are recalled as a result of an event that is attributable to an act or omission of FIRST HORIZON, then FIRST HORIZON shall bear all costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying end users and costs associated with shipment of any recalled FINISHED PRODUCTS from end users and destruction of such FINISHED PRODUCTS.


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         5.2.4    In the event a recall of FINISHED PRODUCTS is necessary for reasons attributable in part to each of the PARTIES, then FIRST HORIZON and BAYER shall be responsible for a proportionate share of such recall costs to be agreed between FIRST HORIZON and BAYER.

         5.2.5 In the event of a recall of FINISHED PRODUCTS, each PARTY shall cooperate in a manner which is appropriate and reasonable under the circumstances. Each PARTY shall notify the other as soon as possible but in no event later than (a) forty-eight (48) hours after receipt of any contract or communication from the FDA or other governmental or regulatory authority in the Territory and (b) five (5) business days after receipt of any contract or communication with any other third party in the Territory which in any way suggests the need for a recall of the Finished Product or otherwise calls into question the quality or safety of the Finished Product.

         5.3 FIRST HORIZON shall maintain complete and accurate records for such periods as may be required by the ACT and the REGULATIONS, but in no event for less than three (3) years for all FINISHED PRODUCTS sold by it, including distribution data related to sales of FINISHED PRODUCTS to end users by lot number; provided that in satisfying its obligations under this Section 5.3, FIRST HORIZON may rely on the records of BAYER, as manufacturer, and other third parties to the extent such reliance is reasonable.

         5.4 FIRST HORIZON shall be entitled to discontinue its distribution and sale of FINISHED PRODUCTS or to take other reasonable action, in case that new toxicity and/or safety findings or side effects of PRODUCTS or FINISHED PRODUCTS shall occur that are so severe as to warrant such discontinuation or other action. If FIRST HORIZON deems it necessary to stop marketing FINISHED PRODUCTS in the TERRITORY because of the reasons mentioned above, the PARTIES will analyze the situation and will try to find an amicable solution. If, however, BAYER does not reasonably agree with FIRST HORIZON's decision to discontinue permanently the distribution of FINISHED PRODUCTS, FIRST HORIZON, if requested by BAYER, will use COMMERCIALLY REASONABLE EFFORTS to sell its rights under this AGREEMENT including the NDA in the TERRITORY without any charge to BAYER. BAYER will indemnify FIRST HORIZON for all loss, damage, cost or expense reasonably incurred by FIRST HORIZON, including reasonable attorneys' fees, arising out of or relating to PRODUCTS or FINISHED PRODUCTS manufactured, marketed or sold by BAYER or a partner of BAYER in the TERRITORY after receipt of FIRST HORIZON's notice of discontinuation.

         5.5 Except as may be expressly provided in this Agreement including without limitation any indemnification obligations hereunder, no claim for compensation, losses or damages including incidental or consequential damages may be made between the PARTIES hereto under this AGREEMENT as a result of any act arising under this Article 5.

                                   ARTICLE 6
                               SUPPLY AND PURCHASE

         6.1 FIRST HORIZON shall purchase from BAYER and BAYER shall sell to FIRST HORIZON FIRST HORIZON's requirements according to FIRST HORIZON's orders of PRODUCTS.


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

         6.2 The PRODUCTS shall be manufactured, stored and shipped by BAYER in accordance with all applicable LAWS and in accordance with the SPECIFICATIONS and cGMP. BAYER represents and warrants that the SPECIFICATIONS comply in all material respects with all applicable FDA rules and regulations. Except as required by any appropriate GOVERNMENTAL AUTHORITY, such SPECIFICATIONS shall remain the same throughout the term of this Agreement unless any change thereof is mutually agreed to in writing by both PARTIES hereto and approved by the FDA and any other appropriate GOVERNMENTAL AUTHORITY. The PARTIES will report such change as required by the FDA and/or any GOVERNMENTAL AUTHORITY of the TERRITORY. Unless otherwise specifically required by LAW, all such changes to the SPECIFICATIONS shall be approved in writing by each of the PARTIES at least sixty (60) days prior to their implementation.

         6.3 Subject to Section 6.4, in the case where BAYER selects a third party to manufacture, analyze or store PRODUCTS, BAYER will commit such third party to the supply provisions of this AGREEMENT and the QUALITY AGREEMENT and shall be fully responsible for the proper compliance of such entity.

         6.4 In case of BAYER's intended election of a third party for the manufacture, analysis or storage of PRODUCTS for use in the TERRITORY this election shall be executed only following consultation with and written approval of FIRST HORIZON, which approval shall not unreasonably be withheld; provided, however, that any such third party must provide FIRST HORIZON, prior to undertaking any responsibility from BAYER, with evidence, reasonably satisfactory to FIRST HORIZON, that it has obtained any and all FDA and other GOVERNMENTAL AUTHORITY approvals necessary to provide any of the services to be delegated to it by BAYER.

                                   ARTICLE 7
                          FORECASTS AND PURCHASE ORDERS

         7.1 BAYER, agrees to manufacture and supply such quantities of the PRODUCTS as are specified in the Despatch List submitted by FIRST HORIZON in accordance with Article 7.5.

         7.2 On the EFFECTIVE DATE and thereafter during the first ten (10) working days in each calendar month FIRST HORIZON shall provide BAYER with a forecast of FIRST HORIZON's requirement for each presentation of the PRODUCTS, including resale and sample quantities, in respect of each of the following twelve (12) months. BAYER shall use all reasonable endeavors to meet FIRST HORIZON's request and in any event shall give notice to FIRST HORIZON within thirty four (34) days of receipt of the forecast of its ability to meet the forecast.

         During the first two (2) weeks of July in each calendar year FIRST HORIZON shall submit to BAYER its non binding midterm forecast of FIRST HORIZON's estimated requirement for each presentation of the PRODUCTS for the following [five (5) years] or the remaining portion of this AGREEMENT, whichever is shorter. Such annual forecast will be broken down to calendar quarters for the calendar year to follow.

         7.3 If FIRST HORIZON wishes to increase its requirements of the PRODUCTS between agreed forecasting updates beyond those limits referred to as 'OP' and binding in Article 7.5 or below those referred to in Article 7.5 under 'FP' and 'PL', FIRST HORIZON shall provide BAYER with an ad hoc revision to forecast outlining FIRST HORIZON's new requirements. BAYER shall use its COMMERCIALLY REASONABLE EFFORTS but is not committed to meet FIRST HORIZON's request and in any event shall give notice to


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

FIRST HORIZON within two (2) weeks of receipt of the ad hoc revision to forecast of its ability to meet the new requirement.

         7.4 FIRST HORIZON respects the need to ensure manufacturing stability at BAYER and undertakes to provide a schedule (the "Despatch List") with clearly defined manufacturing orders, including, but not limited to, delivery dates, delivery destinations, shipping instructions and any special handling requests. The Despatch List will also identify the following:


'OP'     Open Manufacturing orders required for delivery in the following four
(4) months. These orders are fixed.

'FP'     Firm Planned orders scheduled for delivery in months five (5), six (6)
and seven (7), to follow. These are orders which have high probability of remaining firm at subsequent updates, eventually becoming 'OP' orders. FIRST HORIZON shall be obligated to purchase at least 70% of its forecast 'FP' orders and BAYER shall be obligated to supply up to 130% of such orders unless otherwise agreed.

'PL'     Planned Orders scheduled for delivery in months eight (8), nine (9), ten (10), eleven (11) and twelve (12). These are provisional orders which are likely to materialize as 'FP' orders but the quantity and timing may be different at each scheduled update. FIRST HORIZON shall be obligated to purchase at least 50% of its 'PL' orders and BAYER shall be obligated to supply up to 150% of such orders, unless otherwise agreed.

         7.5 BAYER shall deliver FIRST HORIZON's requirements of PRODUCTS to FIRST HORIZON nominated delivery points within the period defined and confirmed by BAYER as 'OP' according to Article 7.5 above.

         7.6 BAYER shall schedule its production to enable BAYER to deliver to FIRST HORIZON's requirements of the PRODUCTS on or before the delivery date as notified in the relevant Despatch List mentioned in Article 7.5 above and confirmed by BAYER according to Articles 7.3 and 7.4.

         7.7 BAYER shall regard each "OP" manufacturing order as notified in the relevant Despatch List mentioned in Article 7.5 above to be a firm purchase order of FIRST HORIZON's requirements. Orders in respect of PRODUCT to be used for samples shall be separately identified from orders of PRODUCT for resale.

         7.8 FIRST HORIZON shall express its requirements to BAYER [in thousands ("000's) of tablets and kilograms] of PRODUCT (one kg representing an amount of tablets of each presentation of PRODUCT as determined in Appendix 3). Shipments will be made by BAYER only on the basis of the kg-amount indicated by FIRST HORIZON.

         7.9 In case BAYER cannot, e. g. due to FORCE MAJEURE (as defined in Article 21.1), fulfill 'OP' or 'FP' orders placed by FIRST HORIZON within FIRST HORIZON's forecast to the full extent or in the delivery time agreed, BAYER shall use all COMMERCIALLY REASONABLE EFFORTS to fulfill such orders to the maximum extent possible such that manufacture of PRODUCTS is accorded at least as much significance by BAYER as if PRODUCTS were to be manufactured and sold solely for BAYER's account. Such efforts shall include, but shall not be limited to, allocating such raw materials or manufacturing capacity as may be available to BAYER pro rata among all products manufactured by BAYER at the site at which the PRODUCTS are manufactured based upon previous usage of such raw materials or manufacturing capacity in the preceding twelve (12) months or in the case of inability to perform during the first twelve months of this AGREEMENT, based upon forecasted usage.

                                   ARTICLE 8
                     SHIPPING TERMS/NON-CONFORMING PRODUCTS

         8.1 All shipments of PRODUCTS shall be made by BAYER CIF to a destination nominated by FIRST HORIZON(INCOTERMS 2000).

         8.2 BAYER shall provide to FIRST HORIZON at the time of each shipment of PRODUCTS a certificate of analysis as specified in the QUALITY AGREEMENT for each batch of PRODUCTS shipped.

         8.3      Non-Conforming PRODUCT

                  8.3.1 FIRST HORIZON shall inspect each shipment of PRODUCT received hereunder as soon as practicable following receipt thereof. FIRST HORIZON shall be deemed to have accepted delivery of the PRODUCT in good order and condition, unless FIRST HORIZON has notified BAYER in writing of any short delivery or nonconformity in respect of a shipment of PRODUCT with thirty (30) days following receipt of same. Notwithstanding the foregoing, in the case of any nonconformity which is not readily apparent or discoverable upon reasonable inspection within such thirty (30) day period, any claim of nonconformity with respect thereto shall not be deemed waived and delivery of the PRODUCT shall not be deemed to have been accepted if FIRST HORIZON notifies BAYER as soon as practicable, but no later than fifteen (15) days, following the date on which FIRST HORIZON learns of such nonconformity.

                  8.3.2 Any claim of nonconformity hereunder shall be accompanied by a report of analysis of the allegedly nonconforming PRODUCT, which report shall be prepared by or on behalf of FIRST HORIZON. If, after analyzing a sample of such PRODUCT, BAYER, confirms FIRST HORIZON's claim of nonconformity, BAYER shall, replace the nonconforming PRODUCT with conforming PRODUCT at BAYER's expense. Pursuant to written directions from BAYER, FIRST HORIZON shall either return the nonconfirming PRODUCT to BAYER, or destroy same, in each case, at BAYER's expense. If BAYER's analysis does not confirm FIRST HORIZON's claim of nonconformity, the PARTIES shall commence good faith discussions with a view to resolving the issue. In the event the issue cannot be resolved within thirty (30) days following the start of such discussions, a sample of the PRODUCT in dispute shall be submitted to an independent laboratory, mutually accepted by the PARTIES, for testing. The results of such testing shall be binding upon the PARTY. The PARTY whose assertion as to the PRODUCT in question was not borne out by the results of the testing by the independent laboratory shall bear all costs relating to such testing.

                  8.3.3 Notwithstanding anything to the contrary contained in this Article 8, BAYER's warranties and indemnification obligations hereunder for latent defects of PRODUCTS shall survive the failure by FIRST HORIZON to reject any shipment of PRODUCT.

                                       [***] - CONFIDENTIAL TREATMENT REQUESTED


                                   ARTICLE 9
                             PURCHASE PRICE/PAYMENT

         9.1 The purchase price per tablet of PRODUCTS ordered by FIRST HORIZON (hereinafter "PRICE") shall be initially set by the PARTIES and shall be in effect for PRODUCTS ordered for delivery to FIRST HORIZON on a calendar year basis. The PRICE shall be paid in Euros. The PRICE is determined by the PARTIES on the basis of estimated NET SALES of FINISHED PRODUCTS.

         9.2

                  9.2.1 The PARTIES agree that until December 31st, 2003, the PRICE for PRODUCTS shall be fixed at Euro [***] per tablet. Thereafter, the PRICE for PRODUCTS shall be the greater of EURO [***] per tablet or [***] of NET SALES, as determined for the 12-month-period from December 1 to November 30th of the preceding calendar year (hereinafter MEASUREMENT PERIOD) for which the Purchase Price is being set, divided by the number of tablets sold in the MEASUREMENT PERIOD, but only if the resulting price is more than five (5)% greater than EURO [***]; provided, however, that in the event a generic equivalent to the PRODUCTS has been introduced or is expected to be introduced in the forecasted calendar year, then the PARTIES shall meet and renegotiate the Purchase Price in good faith.

                  9.2.2 FIRST HORIZON shall, by January 15th of 2004 and thereafter by January 15th of each succeeding calendar year, provide BAYER the NET SALES price per tablet of the MEASUREMENT PERIOD. together with an explanation of such calculation.

                  9.2.3 Unless BAYER raises significant complaints for such calculation within fourteen (14) days of receipt thereof, such NET SALES price calculation shall be the basis for the PRICE in the calendar year following the MEASUREMENT PERIOD. If no agreement can be reached between the PARTIES on such calculation on the NET SALES price, it is agreed that half of the difference between the current PRICE and the new estimated NET SALES price provided by FIRST HORIZON shall be added to the current PRICE and shall prevail for the following year.

                  9.2.4 The new PRICE shall be effective on a calendar year basis.

         9.3 The PRICE shall never be below Euro [***] per tablet of PRODUCTS and is hereinafter referred to as the FLOOR PRICE (except as may be agreed to by the PARTIES pursuant to the last proviso of Section 9.2.1).

         9.4 If BAYER, in its reasonable judgment, determines that an audit of FIRST HORIZON's books and records relevant to NET SALES is necessary to verify the payments made by FIRST HORIZON as provided above, then BAYER's designee, provided such designee is (i) a chartered public accountant and (ii) reasonably acceptable to FIRST HORIZON, shall have the right, at BAYER's cost and after reasonable notice to FIRST HORIZON, to perform an audit of the relevant books and records of FIRST HORIZON relating to the PRODUCTS once each year. Before beginning such audit, BAYER's designee shall execute an undertaking, in a form reasonably acceptable to FIRST HORIZON, providing that such auditor shall keep strictly confidential all information reviewed during such audit, provided that it may disclose to BAYER its conclusions regarding

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

any payments owed to or by BAYER. FIRST HORIZON shall receive a copy of such auditor's report promptly after it is completed. If such auditor determines that payments are owed to BAYER, FIRST HORIZON shall pay net the additional amounts and the costs and expenses of the BAYER designee within 30 days of the date such auditor's written report is delivered to FIRST HORIZON. If the auditor determines that FIRST HORIZON's payments are in excess of those required under this AGREEMENT, BAYER shall remit the difference net to FIRST HORIZON within thirty (30) days of the date such auditor's report is delivered to BAYER.

         9.5 The PRICE for PRODUCTS shall be paid by FIRST HORIZON against invoices supported by shipping documents and such payments will be made net within sixty (60) days after receipt of invoice.

         9.6 In the event of late payment of all or part of the PRODUCTS invoiced by BAYER to the FIRST HORIZON an interest for late payment at an annualized rate of five (5) percentage points above the European Inter Bank Offering Rate (EURIBOR) of the unpaid price or part of such price shall be automatically due and become payable by the FIRST HORIZON without further notice.

         9.7      Success Fee

                  9.7.1 Should the NET SALES during any 12-month period within the term of the AGREEMENT surpass US$ [***] FIRST HORIZON shall pay a one-time success fee of US$ 10,000,000 (ten million) to BAYER. Each calendar month FIRST HORIZON shall provide BAYER with a monthly report of NET SALES within forty-five (45) days following each calendar month. Such report shall also cover the NET SALES of the past 12 month period to verify whether the payment stipulated according to this Article 9.6.1 is due. Such payment shall be due within fifteen (15) days following the receipt of the first monthly report of NET SALES of the past twelve months above US$ [***].

                  9.7.2 FIRST HORIZON is only entitled to withhold from the LUMP SUM PAYMENT and the success fee payable to BAYER under Article 9.7.1 the taxes levied or assessed thereon in as far as BAYER shall receive a tax-credit for such payments in the Federal Republic of Germany.

         FIRST HORIZON shall provide BAYER as soon as reasonably practicable with certified tax receipts required by the German tax authorities for the taxes deducted from the payments hereunder and paid to the tax authority.

         Each PARTY undertakes to cooperate with the other PARTY to achieve within the regulatory provisions being applicable the tax arrangements which are most favorable for both PARTIES.

                  9.7.3 In no event shall FIRST HORIZON be obligated to pay BAYER any amounts in connection with the sale of inventory of FINISHED PRODUCTS or PRODUCTS which FIRST HORIZON acquired from AZ.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED


                                   ARTICLE 10
                           WARRANTED MINIMUM PURCHASES


         10.1 FIRST HORIZON commits itself to purchase from BAYER the following minimum quantities of PRODUCTS for packaging into FINISHED PRODUCTS for commercial sale equivalent to the total annual value according to the PRICE (as determined in Article 9) in each 12-month period commencing with the month (which first month shall consist of any partial month in which the first commercial sale takes place plus the entire following month) of the first commercial sale of PRODUCT by FIRST HORIZON (hereinafter referred to as COMMERCIAL YEAR):


COMMERCIAL YEAR              1                     2                      3                     4                     5
---------------------    ---------             ----------             ----------            ----------            ----------
Total paid amount for        [***]                  [***]                  [***]                 [***]                 [***]
PRODUCTS purchased
from BAYER in USD

         PURCHASED AMOUNTS in any COMMERCIAL YEAR which are in excess of the foregoing minimum purchases of PRODUCTS for such COMMERCIAL YEAR may, at FIRST HORIZON's option, be applied to satisfy the minimum purchase requirements for subsequent years(s).

         10.2 In the event FIRST HORIZON's PURCHASED AMOUNTS in any of the given years should fall short of the warranted figures above, the PARTIES within 45 days following the expiry of the respective year shall convene and shall analyse the reasons for such shortfall and any strategies to regain performance. In determining whether FIRST HORIZON has satisfied its obligations to purchase minimum quantities of PRODUCT, both PARTIES shall discuss in good faith the amount of credit, if any, to be given to FIRST HORIZON against the minimum purchase requirements set forth in Article 10.1 for COMMERCIAL YEAR 1 for the inventory levels of PRODUCTS and FINISHED PRODUCTS that FIRST HORIZON purchased from AZ based upon historical inventory levels consistent with ordinary course of business. For avoidance of doubt, unless FIRST HORIZON has failed to use COMMERCIALLY REASONABLE EFFORTS to promote the sale of FINISHED PRODUCTS, such shortfall of sales shall not be deemed to be a breach of this AGREEMENT.

         10.3 Subject to Section 10.4, in the event that FIRST HORIZON'S PURCHASED AMOUNTS in any of the given years should fall short of the minimum purchases as contemplated in the preceding Article 10.1, FIRST HORIZON shall pay to BAYER the difference between the sum of purchases of PRODUCTS actually made and the minimum purchases as defined in Article 10.1.

        Such payment shall be due to BAYER within six (6) weeks following the lapse of any of the given years.

         10.4     FIRST HORIZON's commitment in Article 10.1 is contingent upon:

                  (I) BAYER's compliance with all material terms of this AGREEMENT;

                  (II) BAYER fulfilling all FIRST HORIZON supply orders pursuant to the terms hereunder,

                  (III) the FINISHED PRODUCTS not being withdrawn from the TERRITORY;

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                  (IV) no unexpected and significant deterioration in the demand for FINISHED PRODUCTS occurring due to events beyond the reasonable control of FIRST HORIZON including, but not limited to, the introduction of a generic equivalent to the FINISHED PRODUCT;

                  (V) there not having been any recall of the PRODUCT or FINISHED PRODUCT.

                                   ARTICLE 11
                              NEW FORMS OF PRODUCTS

         11.1 If, during the term of this AGREEMENT, BAYER plans to introduce inside or outside the TERRITORY a new form of products which contains Nisoldipine, BAYER shall notify FIRST HORIZON of its plans to introduce such new form and, unless BAYER is legally (as opposed to contractually) prevented to provide an offer, FIRST HORIZON shall be entitled to distribute such new form in the TERRITORY on terms to be negotiated in good faith by the PARTIES. If the PARTIES are not able to negotiate terms agreeable to both within six (6) months of BAYER's first notification to FIRST HORIZON, and FIRST HORIZON is not then in compliance with the minimum purchase requirements set forth in Article 10 above, BAYER shall be free to offer such PRODUCTS to third parties on terms no more favorable to such third party than have been previously offered to FIRST HORIZON.

         11.2 FIRST HORIZON may, at its option, but with the express prior written approval of BAYER, which will not be unreasonably withheld, finance clinical trials to obtain FDA-approval for new cardiovascular indications for the PRODUCTS (for example, angina). Should FIRST HORIZON receive a NDA-approval for a new indication, then FIRST HORIZON shall be entitled to deduct from its annual payments to BAYER in each of the five calendar years following such approval, (i) ten percent (10%) of the reasonable external costs incurred by FIRST HORIZON in obtaining such approval (as evidenced by invoices from third parties) ("External Costs") plus, (ii) an additional 2.5% of such External Costs (intended to compensate FIRST HORIZON for internal costs), provided that the maximum deduction by FIRST HORIZON in any year shall be limited to $[***]. The data created by FIRST HORIZON hereunder shall form TECHNICAL INFORMATION to which BAYER will have access, and under which BAYER will acquire a perpetual license with the right to sublicense, free of any charge, for use outside the TERRITORY.

                                   ARTICLE 12
                            SAMPLES/PACKAGING LOSSES

         12.1 Any quantities of PRODUCTS shipped by BAYER and used by FIRST HORIZON for sampling in the TERRITORY shall be sold by BAYER to FIRST HORIZON at a price to be determined separately with the amounts.

         12.2     Packaging

         12.2.1 BAYER agrees to cover any losses, up to a maximum of 2.5% (two point five percent) of the PRODUCTS, which FIRST HORIZON incurs during packaging of PRODUCTS to FINISHED PRODUCT in a calendar year provided FIRST HORIZON properly evidences such losses. Together with the calculation to be given to BAYER according to Article 9.2.2 FIRST HORIZON will substantiate the losses of production it incurred in the preceding year and the reasons for such losses. The losses shall be accounted for in a reconciliation process to be agreed between the PARTIES.

         12.2.2 Any packaging losses exceeding the percentage above will be fully born and absorbed by FIRST HORIZON. FIRST HORIZON however may purchase PRODUCTS to recover such additionally evidenced losses by purchasing PRODUCTS from BAYER at the price prevailing for samples, as referred to above in Article 12.1, provided however such additional losses do not exceed (5%) five percent of the total quantity of PRODUCTS which FIRST HORIZON packages into FINISHED PRODUCTS during a calendar year. However; during the first year after launch of FINISHED PRODUCT such allowance shall be increased to (7.5%) seven point five percent.

                                   ARTICLE 13
                                 CONFIDENTIALITY

         13.1 During the term of this AGREEMENT and for a period of five (5) years following its termination, the PARTIES shall each hold in confidence all COMMERCIAL INFORMATION and TECHNICAL INFORMATION received from the other PARTY shall have first given the other PARTY hereunder or under the Confidentiality Agreement dated December 4th, 2001 (which is hereby terminated insofar as such agreement relates specifically to the TERRITORY) and any other confidential research, development or business information which may be received from the other PARTY related to the subject matter of this AGREEMENT and shall use the same only for the purpose of this AGREEMENT, except for (and subject to the express provisions of this AGREEMENT otherwise)

                  (A) information which must be disclosed to competent government agencies;

                  (B) information which is or becomes part of the public domain through no fault of the recipient or its AFFILIATES;

                  (C) information which was known by the recipient as shown by the written records of the recipient at the time of its disclosure to the recipient hereunder;

                  (D) information which is disclosed with the prior written approval of the supplier of such information;

                  (E) information which becomes known to a PARTY from a source other than the other PARTY hereunder without breach of this AGREEMENT by the recipient, provided that such other source has the right to disclose such information;

                  (F) information which is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body provided, however, the disclosing PARTY reasonable notice of such order so as to allow such other PARTY an opportunity to seek a protective order or similar relief with respect to the information required to be disclosed; and

                  (G) information which is independently developed by the recipient as shown by the written records of the recipient.

         13.2 BAYER shall ensure that COMMERCIAL INFORMATION is not disclosed to employees or agents of BAYER or its AFFILIATES in the TERRITORY, including Bayer Corporation, which employees have marketing or strategic responsibility for BAYER's products sold in the TERRITORY under the name Adalat CC, provided, however, BAYER shall be permitted to disclose, on a need to know basis, to such employees of BAYER or direct affiliates, net proceeds to BAYER under this AGREEMENT.

                                   ARTICLE 14
                                PRODUCT LIABILITY

         14.1 BAYER shall indemnify and hold harmless FIRST HORIZON, its AFFILIATES and officers, agents, directors, employees, attorneys, representatives, successors and assigns (collectively "FIRST HORIZON INDEMNITEES") from and against any and all damages, liabilities, settlement costs, expenses, defense costs and reasonable attorney's fees resulting from claims or actions for death or personal injury arising from, or relating to the PRODUCTS or FINISHED PRODUCTS and which are due to:

                  (I) the negligent acts or omissions of BAYER or any third party subcontractor of BAYER; or

                  (II) the willful misconduct of BAYER or any third party subcontractor of BAYER; or

                  (III) any breach by BAYER or any third party subcontractor of BAYER of its obligations pursuant to this AGREEMENT or the QUALITY AGREEMENT provided however, that the FIRST HORIZON INDEMNITEES shall permit BAYER's attorneys, at BAYER's cost and upon BAYER'S acknowledgement of its indemnification obligations, to handle and control the defense and settlement of any claims or suits covered by this indemnity clause. The FIRST HORIZON INDEMNITEES shall provide reasonable cooperation to BAYER in the defense of any such claims or suits, including, but not limited to, affording BAYER complete access to all relevant records. If any FIRST HORIZON INDEMNITEES receive notice of any such claims or complaints, they will promptly notify BAYER thereof. Nothing herein shall prevent the FIRST HORIZON INDEMNITEES from retaining counsel of their choice, at their expense, to monitor the defense, trial or settlement of any indemnified matter and BAYER will reasonably cooperate with such counsel.

         14.2     If a claim is brought by FIRST HORIZON against BAYER under
Section 14.1 such claim in no event shall contain claims for FIRST HORIZON's own consequential or indirect consequential damages (e.g. loss of profit). Such claims hereby are expressly excluded between the PARTIES.

                                   ARTICLE 15
                           WARRANTIES/INDEMNIFICATION

         15.1 FIRST HORIZON represents and warrants that the execution, delivery and performance of this AGREEMENT is within the corporate powers of FIRST HORIZON and has been duly authorized by all necessary corporate action. BAYER represents and warrants that the execution, delivery and performance of this AGREEMENT is within the corporate power of BAYER and has been duly authorized by all necessary corporate action. Each PARTY represents and warrants to the other PARTY that this AGREEMENT constitutes a valid and binding AGREEMENT between it and the other PARTY.

         15.2 FIRST HORIZON represents and warrants that there are no legal or contractual prohibitions or impediments preventing it from entering into or performing under this AGREEMENT. BAYER represents and warrants that there are no legal or contractual prohibitions or impediments preventing it from entering into and performing under this AGREEMENT.

         15.3 FIRST HORIZON and BAYER each undertakes to the other (during the manufacturing, shipping, packaging, marketing and sale of PRODUCTS and/or FINISHED PRODUCTS as respectively appropriate) to strictly adhere to all applicable LAWS and regulations with respect to the PRODUCTS and FINISHED PRODUCTS including, without limitation, the ACT and the REGULATIONS.

         15.4     BAYER represents and warrants that as of the DATE OF
AGREEMENT:

                  (I) there is neither inside nor outside the TERRITORY any action, suit, investigation or proceeding, pending or threatened against BAYER relating to the manufacture, sale or use of the PRODUCTS or the FINISHED PRODUCTS; and

                  (II) the FINISHED PRODUCTS and the PRODUCTS have received all necessary approvals under the ACT and REGULATIONS for sale in the TERRITORY.

         15.5     Patents

                  15.5.1 BAYER represents and warrants that, as of the DATE OF AGREEMENT, to its actual knowledge after due investigation, there are, and as of the EFFECTIVE DATE there will be, no patents owned by others or proprietary rights of others that would be infringed or violated by:

                  (I) BAYER's sale of the PRODUCTS to FIRST HORIZON as herein provided; or

                  (II) FIRST HORIZON's exercise of its rights under the APPOINTMENT or its packaging, use or sale of the FINISHED PRODUCTS, within the TERRITORY.

                  (III) BAYER is and shall be, subject to the provisions of this Agreement, the sole and exclusive owner of the PATENTS all of which are and shall be unencumbered by any liens, security interest or other rights or claims of any third party, and no other person or entity, other than FIRST HORIZON as herein provided, has or shall have any claim of ownership with respect to the PATENTS.

                  (IV) As of the date hereof, Appendix 2 contains a full and complete list of the PATENTS.

                  (V) BAYER knows of no fact which does or could materially adversely affect the rights granted to FIRST HORIZON hereunder, including, but not limited to, the rights conferred by the APPOINTMENT.

                  (VI) Except as expressly set forth herein, BAYER makes no other warranties with respect to the PATENTS, the TECHNICAL INFORMATION or otherwise.

         15.6 Each of the representations and warranties made by the PARTIES as set forth in Section 15.1 through 15.5 shall be reconfirmed by the PARTY making it as of the EFFECTIVE DATE, such reconfirmation to be evidenced by a certificate to such effect executed by a duly authorized officer and delivered to the other PARTY on the EFFECTIVE DATE.

         15.7 FIRST HORIZON shall indemnify and hold harmless BAYER, its AFFILIATES, and their respective officers, agents, employees, directors, attorneys, representatives, successors and assigns (collectively, "BAYER INDEMNITEES") from and against any and all damages, settlement costs, defense costs and reasonable attorney's fees which the BAYER INDEMNITEES become legally obligated to pay to the extent that such arise out of:

                  (I) a breach by FIRST HORIZON of any representation or warranty under Articles 15.1; 15.2; and 15.3;

                  (II) the packaging, labeling, handling, storage, promotion, or distribution by FIRST HORIZON of the FINISHED PRODUCTS; or

                  (III) any negligent acts or omissions of FIRST HORIZON in the performance of this AGREEMENT, provided however, that FIRST HORIZON shall not be required to indemnify the BAYER INDEMNITEES in respect of (ii) above where such liabilities arise out of the negligence or willful misconduct of BAYER and/or any breach by BAYER of its obligations pursuant to this Agreement and provided, further that the BAYER INDEMNITEES shall permit FIRST HORIZON's attorneys, at FIRST HORIZON's cost and upon FIRST HORIZON'S acknowledgement of its indemnification obligations, to handle and control the defense and settlement of any claims or suits covered by this indemnity clause. The BAYER INDEMNITEES shall provide reasonable cooperation to FIRST HORIZON in the defense of any such claims or suits, including, but not limited to, affording FIRST HORIZON complete access to all relevant records. If any BAYER INDEMNITEES receive notice of any such indemnified claims or complaints, they will promptly notify FIRST HORIZON thereof. Nothing herein shall prevent BAYER INDEMNITEES from retaining counsel of their choice, at their expense, to monitor the defense, trial or settlement of any indemnified matter and FIRST HORIZON will reasonably cooperate with such counsel.

         15.8 BAYER shall indemnify and hold harmless the FIRST HORIZON INDEMNITEES, from and against any and all damages, settlement costs, defense costs and attorney's fees which the FIRST HORIZON INDEMNITEES become legally obligated to pay to the extent that such arise out of:

                  (I) a breach by BAYER of any representation or warranty under Articles 15.1 through 15.5;

                  (II)     the manufacturing and labeling of the PRODUCTS;

                  (III) any negligent acts or omissions of BAYER in the performance of this AGREEMENT, provided, however, that the FIRST HORIZON INDEMNITEES shall permit BAYER's attorneys, at BAYER's cost and upon BAYER'S acknowledgement of its indemnification obligations, to handle and control the defense and settlement of any claims or suits covered by this indemnity clause. The FIRST HORIZON INDEMNITEES shall provide reasonable cooperation to BAYER in the defense of any such claims or suits, including, but not limited to, affording BAYER complete access to all relevant records. If any FIRST HORIZON INDEMNITEES receive notice of any such claims or complaints, they will promptly notify BAYER thereof. Nothing herein shall prevent the FIRST HORIZON INDEMNITEES from retaining counsel of their choice, at their expense, to monitor the defense, trial or settlement of any indemnified matter and BAYER will reasonably cooperate with such counsel; or

                  (IV) any action brought by a third party against FIRST HORIZON for any infringement on any patents arising from FIRST HORIZON'S sales of the PRODUCT or FINISHED PRODUCTS.

         15.9 If a claim is brought by either PARTY against the other PARTY under this Article 17 such claims in no event shall contain claims for consequential or indirect consequential damages (e.g., loss of profit) which are hereby expressly excluded between the PARTIES.

                                   ARTICLE 16
                                     PATENTS

         16.1 During the term of this AGREEMENT BAYER shall not enforce any PATENTS against FIRST HORIZON during marketing and sale of FINISHED PRODUCTS made from PRODUCTS procured according to the provisions of this AGREEMENT in the TERRITORY. This shall also apply to customers of FIRST HORIZON in the TERRITORY.

         16.2 FIRST HORIZON and BAYER shall each give the other PARTY immediate notice in writing of any known or presumed counterfeits or imitations or infringements upon the PATENTS, and of any infringements by third parties of the benefits accruing to FIRST HORIZON from them. FIRST HORIZON will afford BAYER full cooperation for the protection of PATENTS. In the event that BAYER learns of any known or presumed counterfeits or imitations or infringements through such notice from FIRST HORIZON or otherwise, BAYER at BAYER's cost shall promptly take such appropriate steps as are determined by BAYER to be necessary in order to protect the interests of the PARTIES hereunder and the benefits accruing to the PARTIES hereunder, provided, however, the institution, prosecution and completion of any and all measures, actions and procedures with respect to alleged infringers of the PATENTS are reserved exclusively for the decision of BAYER, unless BAYER fails to take action to protect its rights to the PATENTS within 90 days after notice of any such infringement, in which event FIRST HORIZON at FIRST HORIZON's cost shall have the right to take such action as FIRST HORIZON deems necessary to prevent any such infringement and recover any damages realized by or threatened to FIRST HORIZON as a result of such infringement, and BAYER agrees to cooperate with and assist FIRST HORIZON in its so doing.

         16.3 If during the term of this AGREEMENT, a patent owned by a third party would, in the opinion of FIRST HORIZON and BAYER, be necessarily infringed by the exercise by FIRST HORIZON of the rights granted hereunder in the TERRITORY, the PARTIES shall confer together with the aim to agree upon the best means to avoid such infringement and to secure FIRST HORIZON's rights hereunder. Notwithstanding the above, BAYER shall indemnify and hold FIRST HORIZON harmless against any and all liability, damage, loss, cost or expense arising out of suits and claims and regulatory actions and proceedings which are based upon allegations of misuse or unauthorized use of any third party patents or TECHNICAL INFORMATION transferred to FIRST HORIZON related to the sale of PRODUCTS or to the resale by FIRST HORIZON of FINISHED PRODUCTS. Should FIRST HORIZON receive notice of any such claim, action, suit or proceeding, FIRST HORIZON will promptly notify BAYER thereof, and at BAYER's cost BAYER shall handle and control such claims or suits in consultation with FIRST HORIZON.

         16.4 BAYER shall at its cost maintain the PATENTS in force in the TERRITORY.

         16.5 FIRST HORIZON shall provide BAYER reasonable assistance and cooperation in the event BAYER decides to pursue a claim for an extension of the PATENTS in the TERRITORY.

                                   ARTICLE 17
                                    HARDSHIP

         If as a result of unforeseen events or developments in the external legal, regulatory or commercial environment or through FORCE MAJEURE inequitable hardship is caused for one or both PARTIES which runs counter to the aim of this AGREEMENT and which the one PARTY cannot reasonably and in good faith expect the other PARTY to tolerate, the PARTIES will discuss and seek in good faith to find equitable ways to amend the AGREEMENT in order to re-establish the basic economic balance of this AGREEMENT. The PARTIES shall have ninety (90) days, following receipt of notification that a PARTY wishes to proceed under this Article, to agree to the revised terms for this AGREEMENT. In the absence of an agreement, the PARTIES may submit the dispute to arbitration under Article 20.6.

                                   ARTICLE 18
                      EFFECTIVE DATE, TERM AND TERMINATION

         18.1 Prior to the EFFECTIVE DATE, neither PARTY shall have any obligation or liability hereunder except as provided for in this Section 18.1. Prior to the EFFECTIVE DATE, each PARTY shall use its COMMERCIALLY REASONABLE EFFORTS to take or cause to be taken all actions necessary or desirable to satisfy the conditions set forth in this AGREEMENT and shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other documents that are necessary or desirable to obtain the approval of the respective GOVERNMENTAL AUTHORITY in the TERRITORY with respect to the transactions contemplated hereby.

         18.2 This AGREEMENT shall come into effect and full force on the EFFECTIVE DATE for a term of ten (10) years. Thereafter, the AGREEMENT will be automatically extended for consecutive two (2) year periods unless terminated by FIRST HORIZON giving twelve (12) months prior written notice expiring at the end of the initial period or any subsequent two (2) year period. Prior to the commencement of any two (2) year period, the PARTIES may renegotiate the commercial terms of this AGREEMENT according to the then prevailing situation, provided that neither PARTY is obligated to engage in such renegotiation.

         18.3 Either PARTY may terminate this AGREEMENT at any time by giving written notice to the other PARTY in the event that:

                  18.3.1 Any proceeding in bankruptcy or in reorganization (other than internal re-organization) or for the appointment of a receiver or trustee or any other proceedings under a law for the relief of debtors shall be instituted by or against the other PARTY which are not dismissed within sixty
(60) days;

                  18.3.2 The other PARTY defaults in the performance of any material obligations imposed on it by this AGREEMENT and such default is not remedied in all material respects within forty-five (45) days of receipt of written demand from the notifying PARTY to cure the default.

         18.4 This AGREEMENT may be terminated by either PARTY if the conditions precedent to EFFECTIVE DATE do not occur by July 1st, 2002.

         18.5 If this AGREEMENT is terminated such expiration or termination shall neither release the other PARTY from any obligation to make payments accrued hereunder prior to the date of such expiration or termination and shall not release the PARTIES from the secrecy obligations as provided in Article 13 or the indemnity obligations of Articles 14 and 15. FIRST HORIZON, however, is entitled to sell and/or use all stocks of PRODUCTS received prior to the effective date of termination hereunder.

         18.6 If this AGREEMENT is terminated as a result of FIRST HORIZON's breach of this Agreement, FIRST HORIZON shall immediately reassign the NDA-approval No. 20[ ]356 for FINISHED PRODUCTS in the TERRITORY without any charge to BAYER or to a party designated by BAYER. From the effective date of any termination hereunder the PARTIES shall cease to use TECHNICAL INFORMATION or COMMERCIAL INFORMATION received from the other PARTY under this AGREEMENT and, upon request, shall either destroy or return all copies of such TECHNICAL INFORMATION or COMMERCIAL INFORMATION received.

         The obligation of confidentiality and non use shall survive the expiration or termination of this AGREEMENT.

         18.7 The termination of this AGREEMENT will not influence any license granted to BAYER according to Article 11.2, unless, however, termination of the AGREEMENT has resulted from BAYER's breach of the AGREEMENT.

                                   ARTICLE 19
                                  MISCELLANEOUS

         19.1 Neither PARTY shall be liable to the other for any failure or delay in the performance of any of its obligations under this AGREEMENT for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, LAWS, embargoes, actions by any unaffiliated third parties, acts of God, storms, fires, accidents, labor disputes or strikes, sabotage, terrorism, explosions or other similar or different contingencies, in each case, beyond the reasonable control of the respective PARTIES ("FORCE MAJEURE"). The PARTY affected by FORCE MAJEURE shall provide the other PARTY will full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use COMMERCIALLY REASONABLE EFFORTS to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this AGREEMENT is delayed owing to a FORCE MAJEURE for any continuous period of more than six (6) months, the PARTIES shall consult with respect to an equitable solution, including the possible termination hereof.

         19.2 Neither PARTY shall be entitled to assign its rights hereunder to a third party, other than an AFFILIATE (provided that such AFFILIATE satisfies any applicable FDA requirements), without the express written consent of the other PARTY hereto which consent shall not unreasonably be withheld. FIRST HORIZON shall notify BAYER, if it assigns to an AFFILIATE of FIRST HORIZON parts of its obligations thirty (30) days prior to such assignment. Such notification shall include the Notice address and the obligation of such AFFILIATE. BAYER may, according to Article 7.3, appoint a third party to manufacture PRODUCTS, provided such third party provides FIRST HORIZON with such evidence as FIRST HORIZON shall reasonably request, that such third party has obtained any and all FDA approvals necessary to provide the manufacturing, responsibilities to be delegated to such third party.

         19.3 The invalidity or unenforceability of an Article or any part of an Article of the AGREEMENT in any jurisdiction shall not cause the invalidity of the whole AGREEMENT as to such jurisdiction, and shall not affect the validity or enforceability of such Article or such part of an Article in any other jurisdiction. The PARTIES will replace any Article or part of an Article found invalid or unenforceable with an alternative which should as nearly as possible achieve the PARTIES original intent.

         19.4 No amendment of this AGREEMENT shall be valid or binding upon the PARTIES hereto unless made in writing and duly executed on behalf of each PARTY hereto.

         19.5 The PARTIES hereto agree that the validity of this AGREEMENT and their respective rights and obligations under it shall be governed by the laws of Germany.

         19.6 Both PARTIES are obligated to undertake all reasonable efforts in order to solve in an amicable way any controversy arising in connection with this AGREEMENT.

         Any controversy arising in connection with this AGREEMENT which cannot be solved in an amicable way shall be referred to and determined by arbitration by three (3) arbitrators under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Such arbitration shall be held at the place of jurisdiction (New York/Cologne) of the defending PARTY, in the English language.

         19.7 Any notice required to be given hereunder shall be considered properly given if sent by registered letter or telex or telefax, prepaid, to the applicable PARTY at the address set forth below:

         Any notice to FIRST HORIZON shall be addressed to:

                  FIRST HORIZON PHARMACEUTICAL CORPORATION
                  660 Hembree Parkway, Suite 106
                  Roswell, GA 30070
                  Fax No.: 77-442-9594

         Any notice to BAYER shall be addressed to:

                  BAYER AG
                  Konzernzentrale RPD-51368 Leverkusen
                  Federal Republic of Germany
                  Fax No: (214) 30-81146


or to such other address for such PARTY as it shall have furnished in writing to the other PARTY. If sent by mail, the date of receipt shall be deemed to be one week from the date of mailing.

         IN WITNESS WHEREOF the PARTIES have caused this AGREEMENT to be duly executed as of the day and year first written above.

Date: December 12, 2001                         Date:

BAYER AG                                        FIRST HORIZON



By:   /s/                                       By:   /s/ Mahendra G. Shah
      -----------------------------------             --------------------------
Its:       Legal Department                     Its:  Chief Executive Officer
      -----------------------------------             --------------------------
               Europe
-----------------------------------------

                                   APPENDIX 1

Nisoldipine       Coat Core tablet    10 mg

Nisoldipine       Coat Core tablet    20 mg

Nisoldipine       Coat Core tablet    30 mg

Nisoldipine       Coat Core tablet    40 mg

                       FIRST HORIZON Agreement Appendix 2

Nisoldipine Patents in USA

Subject  Pat.-No.   Appl.-No.         filing date      Expiration        Remarks

Process    4 600 778      591614       20.03.84          20.04.2004

Coat core tablet   4 892 741      204056      08.06.88          08.06.2008

* Filing date of parent application

                                   Appendix 3

Sular CC /Number of tablet per kg

Dosage   equivalent to 1 kg(no. of tablets)

10 mg    3.003

20 mg    3.003

30 mg    3.048

40 mg    3.030

220390.3